EXHIBIT 16

May 15, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, DC  20549

Dear Sirs/Madams:

We have read Item 4 of Price Communications Corporation’s (the Company) Form 8-K dated May 5, 2003, and have the following comments:

1.               We agree with the statements made in the first sentence of the first paragraph concerning the dismissal of Deloitte & Touche LLP; and the statements made in the third paragraph and the fifth paragraph.

2.               We do not agree with the statements made in the second paragraph. The Company and Deloitte & Touche had a disagreement over the accounting for certain redeemable preferred stock issued in prior years to the Company’s Chief Executive Officer. This disagreement was ultimately resolved. Reference is made to Note 10 to the consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2002 for a discussion of this matter.

3.               We have no basis upon which to agree or disagree with the statements made in the first sentence of the first paragraph concerning the engagement of BDO Seidman, LLP; the statements made in the second sentence of the first paragraph; or the statements made in the fourth paragraph.

Very truly yours,

Deloitte & Touche LLP

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 5, 2003

Price Communications Corporation

(Exact Name of Registrant as Specified in Charter)

New York	1-8309	13-2991700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Rockefeller Plaza
New York, New York 10020
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 757-5600

Item 4.                                     Changes in Registrant’s Certifying Accountant

On May 5, 2003, Price Communications Corporation, a New York corporation (“Registrant”), dismissed Deloitte & Touche LLP (“DT”) as Registrant’s principal accountant to audit Registrant’s financial statements, and effective the same date engaged BDO Seidman, LLP (“Seidman”) in place of DT. Both the dismissal of DT and the engagement of Seidman were approved by Registrant’s Board of Directors and Audit and Finance Committee.

There were no disagreements with DT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

The reports of Registrant’s principal accountants on Registrant’s financial statements for the years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2002 and through the date hereof, Registrant did not consult Seidman regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant’s financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Registrant has provided DT with a copy of the disclosure it is making in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2003

PRICE COMMUNICATIONS CORPORATION

	By:	s/ Kim Pressman
Kim Pressman
Executive Vice President and
Chief Financial Officer